LEDGEWOOD, P.C.

1900 Market Street

Suite 750

Philadelphia, PA 19103

July 26, 2013

Independence Realty Trust, Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Ladies and Gentlemen:

We have acted as counsel to Independence Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-11 (File No. 333-188577) (the “Registration Statement”) together with the preliminary prospectus included therein, for the offering by the Company of up to $50,600,000 of shares of common stock (the “Common Shares”).

In connection with the opinions rendered below, we have examined the following:

1.	the Registration Statement and the documents incorporated by reference therein;

2.	the organizational documents of the Company and its subsidiaries;

3.	the Fourth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, L.P. (the “Operating Partnership”);

4.	the organizational documents of Independence Realty Advisor, LLC (the “Advisor”) and its subsidiaries;

5.	the Second Amended and Restated Advisory Agreement dated as of May 7, 2013, among the Company, the Operating Partnership and the Advisor;

6.	an officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Certificate”); and

7.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed generally that:

1. Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been subsequently amended.

Independence Realty Trust, Inc.

July 26, 2013

2. Neither the Company nor the Operating Partnership will make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year.

3. No action will be taken by the Company, the Operating Partnership or any subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

For purposes of rendering the opinions stated below, we have also assumed the accuracy of the factual representations contained in the Certificate. Where factual representations contained in the Certificate involve the terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that such representatives understand the terms and are capable of making such factual representations.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Certificate.

Based on the documents and assumptions set forth above and the factual representations set forth in the Certificate, we are of the opinion that:

(a) Commencing with the Company’s taxable year ending December 31, 2011, the Company has operated in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code, and the Company’s proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2013, and in the future.

(b) The descriptions of the law and the legal conclusions contained or incorporated by reference in the Registration Statement under the caption “Material U. S. Federal Income Tax Considerations” are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Shares.

The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. We will not review on a continuing basis the Company’s nor any of its subsidiary’s compliance with the documents or assumptions set forth above. Accordingly, no assurance can be given that the actual results of the Company’s or any of its subsidiary’s operations for its 2013 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations, as we have deemed necessary for purposes of rendering this opinion, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

Independence Realty Trust, Inc.

July 26, 2013

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Very truly yours, /s/ LEDGEWOOD